EXHIBIT 23
Consent of the Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-160953-10) of Federal Express Corporation and in the related Prospectus of our reports dated July 15, 2010, with respect to the consolidated financial statements and schedule of Federal Express Corporation, and the effectiveness of internal control over financial reporting of Federal Express Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2010.
/s/ Ernst & Young LLP
Memphis, Tennessee
July 15, 2010